UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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SRA INTERNATIONAL, INC.

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Explanatory Note
     As previously reported, SRA International, Inc. (“SRA” or the “Company”) has entered into an Agreement and Plan of Merger, dated as of March 31, 2011 (the “Merger Agreement”), with Sterling Parent Inc., which is beneficially owned by Providence Equity Partners L.L.C. (“Providence”), and Sterling Merger Inc., a wholly owned subsidiary of Sterling Parent Inc., pursuant to which (and subject to the conditions set forth therein) Sterling Merger Inc. would merge with and into SRA, with SRA as the surviving corporation and a wholly owned subsidiary of Sterling Parent Inc. (the “Merger”).
     In connection with the transactions contemplated by the Merger Agreement or otherwise related to the Merger (collectively and together with the Merger, the “Transactions”) the Company intends to provide potential financing sources with certain information that has not been previously reported by SRA. This information includes preliminary unaudited financial results for the two-month periods ended May 31, 2010 and May 31, 2011. Such information is contained in Appendix A.
Forward-Looking Statements
     Any statements in this report about future expectations, plans, and prospects for SRA, including statements about the Merger, the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Factors or risks that could cause the Company’s actual results to differ materially from the results the Company anticipates include, but are not limited to: (i) the inability to complete the Merger by an affiliate of Providence due to the failure (a) to obtain the requisite stockholder approvals for the Merger contemplated by the Merger Agreement; (b) to satisfy other conditions to the completion of the Merger contemplated by the Merger Agreement; or (c) to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the Merger Agreement; (ii) the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against the Company and others relating to the Merger; (iii) the occurrence of any other event, change or circumstance that could give rise to a termination of the Merger Agreement; (iv) the fact that, if the Merger is not consummated due to a breach of the Merger Agreement by the affiliates of Providence that are parties to the Merger Agreement, SRA’s remedy may be limited to receipt of a termination fee of $112.9 million, and if the Merger is not consummated under certain circumstances, SRA is not entitled to receive any such termination fee; (v) if the Merger Agreement is terminated under specified circumstances, SRA may be required to pay an affiliate of Providence a termination fee of up to $47 million; (vi) the diversion of management’s attention from ongoing business concerns due to the announcement and pendency of the Merger; (vii) the effect of the announcement of the Merger on the Company’s business relationships, operating results and business generally; (viii) the effect of the Merger Agreement’s contractual restrictions on the conduct of the Company’s business prior to the completion of the Merger; (ix) the possible adverse effect on the price of the Company’s common stock if the Merger is not completed in a timely matter or at all; (x) the amount of the costs, fees, expenses and charges related to the Merger; (xi) reduced spending levels and changing budget priorities of the Company’s largest customer, the United States federal government, which accounts for more than 95% of the Company’s revenue; (xii) failure to comply with complex laws and regulations, including but not limited to the False Claims Act, the Federal Acquisition Regulations, the Truth in Negotiations Act, the U.S. Government Cost Accounting Standards and the Foreign Corrupt Practices Act; (xiii) possible delays or overturning of the Company’s government contract awards due to bid protests, loss of contract revenue or diminished opportunities based on the existence of organizational conflicts of interest or failure to perform by other companies on which the Company depends to deliver products and services; (xiv) security threats, attacks or other disruptions on the Company’s information infrastructure, and failure to comply with complex network security and data privacy legal and contractual obligations or to protect sensitive information; (xv) inability or failure to adequately protect the Company’s proprietary information or intellectual property rights or violation of third party intellectual property rights; (xvi) potential for significant economic or personal liabilities resulting from failures, errors, delays or defects associated with products, services and systems the Company supplies; (xvii) adverse changes in federal government practices; (xviii) appropriation uncertainties; (xix) price reductions, reduced profitability or loss of market share due to intense competition, including for U.S. government contracts or recompetes, and commoditization of services the Company offers; (xx) failure of the customer to fund a contract or exercise options to extend contracts, or the Company’s inability to successfully execute awarded contracts; (xxi) any adverse results of audits and investigations conducted by the Defense Contract Audit Agency or any of the Inspectors General for various agencies with which the Company contracts, including, without limitation, any determination that the Company’s contractor management information systems or contractor internal control systems are deficient; (xxii) difficulties accurately estimating contract costs and contract performance requirements; (xxiii) challenges in attracting and retaining key personnel or high-quality employees, particularly those with security clearances; (xxiv) failure to manage acquisitions or divestitures successfully (including identifying and valuating acquisition targets and integrating acquired companies), losses associated with divestitures or the Company’s inability to enter into divestitures at attractive prices and on desired timelines; (xxv) inadequate insurance coverage; and (xxvi) pending litigation and any resulting sanctions, including but not limited to penalties, compensatory damages or suspension or debarment from future government contracting.
     Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this report represent the Company’s views as of the date of this report. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this report.
Important Additional Information
     In connection with the Transactions, SRA filed a preliminary proxy statement and other relevant documents concerning the acquisition with the SEC on April 18, 2011 and a definitive proxy statement and other relevant documents, including a form of proxy card, on June 14, 2011. Investors are urged to read the proxy statements and any other documents filed with the SEC in connection with the acquisition or incorporated by reference in the proxy statements because they contain important information.
     Investors can obtain these documents free of charge at the SEC’s web site (www.sec.gov). In addition, documents filed with the SEC by SRA are available free of charge from SRA International, Inc., c/o Investor Relations, 4350 Fair Lakes Court, Fairfax, VA 22033, or by telephone at 703.502.7731 or by email to Investor@sra.com.
     The directors, executive officers and certain other members of management and employees of SRA may be deemed “participants” in the solicitation of proxies from stockholders of SRA in favor of the acquisition. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of SRA in connection with the proposed acquisition are set forth in the proxy statement and the other relevant documents filed with the SEC. You can find information about SRA’s executive officers and directors in its Annual Report on Form 10-K for the year ended June 30, 2010 and in its definitive proxy statement filed with the SEC on June 14, 2011.

Appendix A
Information for Potential Financing Sources
Recent Operating Performance
     We estimate that our revenue for the two-month period ended May 31, 2011 was approximately $280 million, an increase of over 5% from the two-month period ended May 31, 2010. The growth in revenue was primarily driven by our fiscal 2011 acquisitions of Platinum Solutions, Inc. (“Platinum”) and SENTECH, Inc. (“Sentech”). Our revenue growth was negatively affected by our decision not to bid on the recompete of a large, low-margin national security contract which contributed approximately $8 million of revenue in the two-month period ended May 31, 2010.
     We estimate that our operating income for the two-month period ended May 31, 2011 was approximately $28 million, a 25% increase from the two-month period ended May 31, 2010. The acquisitions of Platinum and Sentech accounted for approximately $2 million of the increase.
     Our operating margin of approximately 10% for the two-month period ended May 31, 2011 was an increase of approximately 150 basis points over the two-month period ended May 31, 2010. The increase in operating margin was primarily attributable to strong execution on several fixed-price contracts and reductions in selling, general and administrative expenses as a result of the reduction in force that commenced in January 2011 and other actions taken to reduce indirect costs.
     We derived this unaudited financial information from our books for the two-month periods ended May 31, 2010 and May 31, 2011. This information is preliminary in nature and has not been reviewed or audited by our independent registered public accounting firm. In addition, we have not yet closed our books for our fourth quarter ended June 30, 2011; therefore, the results do not include normal quarter-end adjustments and our independent registered public accounting firm has not completed its audit of our fiscal year ended June 30, 2011.
     The above information is not necessarily indicative of our results of future operations, and our actual results for the periods presented may differ materially from this information as a result of completion of our financial closing procedures, identification of items that would require us to make material adjustments to this information and other developments that arise between the date of this report and the date on which financial results for our fiscal year are finalized.
     This information should be read in conjunction with our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on August 12, 2010, our Quarterly Reports on Form 10-Q for the periods ended September 30, 2010, December 31, 2010, and March 31, 2011, our Current Reports on Form 8-K filed with the SEC on June 8, 2011 and June 16, 2011, and our other SEC filings. The above discussion may contain forward-looking statements based upon current expectations and related to future events and our future financial performance that reflect our plans, estimates and beliefs and involve risks and uncertainties. Our actual results and timing of events could differ materially from those described herein. Factors that could cause or contribute to these differences are more fully described in our Current Report on Form 8-K filed with the SEC on June 16, 2011 and our other filings with the SEC.